UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

W&T Offshore, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Supplement to the Proxy Statement
for the Annual Meeting of Shareholders

Dear Shareholder:

This Supplement to the Proxy Statement, dated June 14, 2023 (this “Supplement”), supplements the definitive proxy statement filed by W&T Offshore, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on May 1, 2023, as amended and supplemented (the “Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareholders on or about June 14, 2023. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement updates, and to the extent inconsistent therewith, supersedes, the disclosure in the Proxy Statement to reflect that the Annual Meeting has been adjourned until 8:00 a.m. Central Daylight Time on Friday, June 16, 2023. The Annual Meeting was convened on June 14, 2023, and then adjourned without any business being conducted. The reconvened Annual Meeting will be held at the same virtual meeting link at www.virtualshareholdermeeting.com/WTI2023.

The close of business on April 20, 2023, will continue to be the record date for the determination of shareholders of the Company entitled to vote at the Annual Meeting. Shareholders of the Company who have previously submitted their proxy or otherwise voted and who do not want to change their vote do not need to take any action.

No changes have been made in the proposals to be voted on by shareholders at the Annual Meeting. The Company encourages all of its shareholders to read the Proxy Statement, which is available free of charge on the SEC’s website at www.sec.gov or at www.proxyvote.com.

PLEASE VOTE TODAY

During the period of adjournment, the Company will continue to solicit votes from its shareholders with respect to the proposals set forth in the Proxy Statement. The Company encourages all shareholders who have not yet voted to do so before Thursday, June 15, 2023, at 11:59 p.m., Eastern time. The fastest and easiest way to vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are described in the Proxy Statement.

Thank you for your investment in W&T Offshore, Inc. and taking the time to vote your shares.

Sincerely,

/s/ Tracy W. Krohn
Tracy W. Krohn
Chairman, Chief Executive Officer and President